================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                             ---------------------
                                SCHEDULE 14D-1
              Tender Offer Statement Pursuant to Section 14(d)(1)
                    of the Securities Exchange Act of 1934
                          OUTBOARD MARINE CORPORATION
                           (Name of Subject Company)
                         GREENMARINE ACQUISITION CORP.
                         A Wholly-Owned Subsidiary of
                           GREENMARINE HOLDINGS LLC
                                   (Bidders)
                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)

Greenlake Holdings LLC                        Greenhouse Partners, L.P.              Greenhut Overseas, L.L.C.
Greenway Partners, L.P.                           Greenhut, LLC                         Alfred D. Kingsley
Greentree Partners, L.P.                         Greenbelt Corp.                        Gary K. Duberstein
                                              Greensea Offshore, L.P.
                                                       and

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Initial Filing)

Greenmarine Holdings LLC                      QIH Management Investor, L.P.                 Stanley F. Drunkenmiller
Greenmarine Acquisition Corp.                      QIH Management Inc.                    Quasar International Fund N.V.
Quantum Industrial Holdings Ltd.                 Soros Fund Management LLC              Quasar International Partners C.V.
Quantum Industrial Partners LDC                        George Soros                        Quaser Strategic Partners LDC

                          Common Stock, $.15 Par Value
                          ----------------------------
                         (Title of Class of Securities)
                                    690020102
                      -------------------------------------
                      (CUSIP Number of Class of Securities)
                            Gary K. Duberstein, Esq.
                          GREENMARINE ACQUISITION CORP.
                           277 Park Avenue, 27th Floor
                            New York, New York 10172
                                 (212) 350-5100
      ---------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
      Authorized to Receive Notices and Communications on Behalf of Bidder)
                                   Copies to:
    David E. Zeltner, Esq.                       Patrick J. Dooley, Esq.
  WEIL, GOTSHAL & MANGES LLP              AKIN, GUMP, STRAUSS, HAUER & FELD LLP
      767 Fifth Avenue                            590 Madison Avenue
     New York, New York 10153                  New York, New York 10022
       (212) 310-8000                               (212) 872-1000
                           CALCULATION OF FILING FEE
--------------------------------------------------------------------------------

              Transaction
         Valuation 327,995,352*         Amount of Filing Fee 65,600**
--------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:     None         Filing Party:        N/A
                       --------------                 ----------------
Form or registration no.:   N/A          Date filed:          N/A
                         ------------                 ----------------
------------
 * Pursuant to, and as provided by, Rule 0-11(d), and for the purpose of calculating filing fees only, this amount assumes the purchase at $18.00 cash per share of 18,221,964 shares of the common stock of the Subject Company, par value $0.15 per share ("Shares"), which is equal to the total number of Shares outstanding as reported in the Quarterly Report on Form
   10-Q of Outboard Marine Corporation for the quarter ended June 30, 1997, less 2,000,000 Shares owned beneficially by Bidders and their affiliates.
** 1/50 of 1% of Transaction Valuation.
================================================================================

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENLAKE HOLDINGS LLC
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                               0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                      2,000,000
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                 2,000,000

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                   2,000,000

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                      9.9%

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        OO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENWAY PARTNERS, L.P.
       S.S. OR I.R.S. IDENTIFICATION                   13-3714238
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        PN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENTREE PARTNERS, L.P.
       S.S. OR I.R.S. IDENTIFICATION                   13-3752875
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        PN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENHOUSE PARTNERS, L.P.
       S.S. OR I.R.S. IDENTIFICATION                   13-3793447
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH        --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        PN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENHUT, L.L.C.
       S.S. OR I.R.S. IDENTIFICATION                   13-3793450
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        OO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENBELT CORP.
       S.S. OR I.R.S. IDENTIFICATION                   13-3791931
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        CO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENSEA OFFSHORE, L.P.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                Cayman Islands

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        PN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENHUT OVERSEAS, L.L.C.
       S.S. OR I.R.S. IDENTIFICATION                   13-3868906
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     /X/
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        OO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       ALFRED D. KINGSLEY
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                 United States

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                      2,000,000
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                 2,000,000

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                   2,000,000

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                      9.9%

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        IN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GARY K. DUBERSTEIN
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                 United States

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                      2,000,000
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                 2,000,000

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                   2,000,000

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                      9.9%

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        IN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENMARINE HOLDING LLC
       S.S. OR I.R.S. IDENTIFICATION                   13-3960749
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                AF

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        OO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                   GREENMARINE ACQUISITION CORP.
       S.S. OR I.R.S. IDENTIFICATION               13-3960743
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                             OO,BF

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        CO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                QUANTUM INDUSTRIAL HOLDINGS LTD.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION        British Virgin Islands

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        CO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                QUANTUM INDUSTRIAL PARTNERS LDC
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                WC

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                Cayman Islands

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                    OO; IV

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                QIH MANAGEMENT INVESTOR, L.P.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                    PN; IA

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                          QIH MANAGEMENT, INC.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        CO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                  SOROS FUND MANAGEMENT, LLC
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                    OO; IA

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                          MR. GEORGE SOROS
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                 United States

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        IA

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                   MR. STANLEY F. DRUCKENMILLER
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        IA

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                  QUASAR INTERNATIONAL FUND N.V.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        CO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS            QUASAR INTERNATIONAL PARTNERS, C.V.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION          Netherlands Antilles

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        PN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                  QUASAR STRATEGIC PARTNERS LDC
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                AF

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                Cayman Islands

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                    OO; IV

--------------------------------------------------------------------------------

     This Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") relates to the offer by Greenmarine Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Greenmarine Holdings LLC, a
Delaware limited liability company ("Parent"), the members of which are   Quasar
Strategic Partners LDC, a Cayman Islands limited duration company ("QSP"), Quantum Industrial Partners LDC, a Cayman Islands limited duration company ("QIP"), and Greenlake Holdings LLC, a Delaware limited liability company ("Greenlake"), to purchase all outstanding shares of common stock, $0.15 par value per share (the "Shares") of Outboard Marine Corporation, a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of
April 24, 1996 (as amended, the "Rights Agreement"), by and between the Company and First Chicago Trust Company of New York, as Rights Agent, at $18 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 8, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). The Purchaser, the Parent, QSP, QIP, and Greenlake are referred to collectively herein as the "Reporting Persons". This Schedule 14D-1 also constitutes Amendment No. 3 to the Statement on Schedule 13D previously filed by Greenway Partners, L.P., a Delaware limited partnership, Greentree Partners,
L.P., a Delaware limited partnership, Greenhouse Partners, L.P., a      Delaware
limited partnership, Greenhut, LLC, a Delaware limited liability company, Greenbelt Corp., a Delaware corporation, Greensea Offshore, L.P., a Cayman Islands limited partnership, Greenhut Overseas, L.L.C., a Delaware limited liability company (collectively, the "Transferors"), Alfred D. Kingsley and
Gary K. Duberstein. The Transferors, as indicated in Item 6(b) below, transferred beneficial ownership of all of their Shares, which in the aggregate constitutes 2,000,000 Shares (and, as described in Item 6(a) below, represents 9.9% of the issued and outstanding Shares), to Greenlake, which may be deemed to be beneficially owned by Messrs. Kingsley and Duberstein and may be deemed to be part of a group with Messrs. Kingsley and Duberstein (the "Greenlake Group"). In addition, this Schedule 14D-1 constitutes the initial filing of a statement on Schedule 13D by Parent, Purchaser, QSP, QIP, Quantum Industrial Holdings Ltd., a British Virgin Islands corporation, QIH Management Investor, L.P., a Delaware limited partnership, QIH Management Inc., a Delaware corporation, Soros Fund Management LLC, a Delaware limited liability company, Quasar International Fund N.V., a Netherlands Antilles limited liability company, Quasar International Partners C.V., a Netherlands Antilles limited partnership, George Soros and Stanley F. Druckenmiller, who may be deemed to be part of a group, for purposes of Schedule 13D, with the Greenlake Group by virtue of the contractual arrangements relating to the formation of Parent and Purchaser and the Offer, as more fully described or incorporated by reference into this Schedule 14D-1; however, none of such persons affirms the existence of any such group. The item numbers and responses thereto below are in accordance with the requirements of Schedule 14D-1.

     Information relating to members of the Greenlake Group in this Schedule 14D-1 and the related Offer to Purchase has been provided by Greenlake Holdings LLC. Information relating to persons other than the Greenlake Group in this
Schedule 14D-1 and the related Offer to Purchase has been provided individually by such person.


ITEM 1. SECURITY AND SUBJECT COMPANY.

     (a) The name of the subject company is Outboard Marine Corporation. The address of the principal executive offices of the Company is set forth in
Section 8 ("Certain Information Concerning the Company") of the Offer to Purchase and is incorporated herein by reference.

     (b) The exact title of the class of equity securities being sought in the Offer is the Common Stock, par value $0.15 per share, of the Company. The information set forth in the Introduction to the Offer to Purchase is incorporated herein by reference.

     (c) The information set forth in Section 6 ("Price Range of Shares; Dividends") of the Offer to Purchase is incorporated herein by reference.


ITEM 2. IDENTITY AND BACKGROUND.

     (a) through (d), and (g): The information set forth in the Introduction and Section 9 ("Certain Information Concerning the Purchaser and the Parent") of the Offer to Purchase, and in Schedule I thereto, is incorporated herein by reference.

     (e) and (f): None of the Purchaser or Parent, nor, to the best of their knowledge, any of the persons listed in Schedule I of the Offer to Purchase, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.


ITEM 3. PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE
       SUBJECT COMPANY.

     (a) None.

     (b) The information set forth in Section 9 ("Certain Information Concerning the Purchaser and the Parent") Section 10 ("Background of the Offer; Contacts with the Company") of the Offer to Purchase is incorporated herein by reference.


ITEM 4. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a) and (b): The information set forth in Section 12 ("Source and Amount of Funds") of the Offer to Purchase is incorporated herein by reference.

     (c) Not applicable.


ITEM 5. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE BIDDER.

     (a) through (e): The information set forth in the Introduction, Section 10 ("Background of the Offer; Contacts with the Company") and Section 11 ("Purpose of the Offer and the Merger; Plans for the Company") of the Offer to Purchase is incorporated herein by reference. Except as set forth in the Introduction,
Section 10, and Section 11 of the Offer to Purchase, neither the Purchaser nor the Parent has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving the Company, or any other material changes in the Company's capitalization, dividend policy, corporate structure or business or composition of its management or personnel.

     (f) and (g): The information set forth in Section 7 ("Effect of the Offer on the Market for the Shares; Stock Exchange Listing, Exchange Act Registration; Margin Regulations") of the Offer to Purchase is incorporated herein by reference.


ITEM 6. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

     (a) As of the date of this Schedule 14D-1, the Reporting Persons beneficially owned in the aggregate 2,000,000 Shares constituting 9.9% of outstanding Shares (the percentage of Shares owned being based upon 20,221,964 Shares outstanding as of July 31, 1997 as set forth in the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 1997. The information set forth in Section 9 ("Certain Information Concerning the Purchaser and the Parent") of the Offer to Purchase is incorporated herein by reference.

     (b) The information set forth in Schedule II ("Transaction in Shares within 60 days prior to the Offer") is incorporated herein by reference.


ITEM 7. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SUBJECT COMPANY'S SECURITIES.

     The information set forth in the Introduction and Section 9 ("Certain Information Concerning the Purchaser and the Parent") of the Offer to Purchase is incorporated herein by reference.


ITEM 8. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

     The information set forth in the Introduction and in Section 16 ("Certain Fees and Expenses") of the Offer to Purchase is incorporated herein by reference.

ITEM 9. FINANCIAL STATEMENTS OF CERTAIN BIDDERS.

     The information set forth in Section 9 ("Certain Information Concerning the Purchaser and the Parent") of the Offer to Purchase is incorporated herein by reference.

     The incorporation by reference herein of the above-mentioned financial information does not constitute an admission that such information is material to a decision by a security holder of the Company as whether to sell, tender or hold securities being sought in the Offer.


ITEM 10. ADDITIONAL INFORMATION.

     (a) None.

     (b) and (c): The information set forth in Section 15 ("Certain Regulatory and Legal Matters") of the Offer to Purchase is incorporated herein by reference.

     (d) The information set forth in Section 7 ("Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act Registration; Margin Regulations") and Section 15 ("Certain Regulatory and Legal Matters") of the Offer to Purchase is incorporated herein by reference.

     (e) The information set forth in the Introduction and Section 11 ("Purpose of the Offer and the Merger; Plans for the Company") of the Offer to Purchase is incorporated herein by reference.

     (f) The information set forth in the Offer to Purchase and the Letter of Transmittal is incorporated herein by reference in their entirety.


ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

     (a)(1) Offer to Purchase, dated August 8, 1997.

     (a)(2) Letter of Transmittal.

     (a)(3) Letter from Greenmarine Acquisition Corp., to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

     (a)(4) Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients.

     (a)(5) Notice of Guaranteed Delivery.

     (a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     (a)(7) Summary Announcement, dated August 8, 1997.

     (a)(8) Press Release issued by the Purchaser on August 7, 1997.

     (b)(1) Financing Commitment Letter, dated August 7, 1997, among Purchaser and American Financial Group, Inc.

     (c)(1) Operating Agreement of Greenmarine Holdings LLC dated August 7, 1997 by and among the members signatory thereto.

     (d) None.

     (e) Not applicable.

     (f) Not applicable.

                                   SIGNATURE

     After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated: August 8, 1997                     GREENLAKE HOLDINGS LLC


                                            By: /s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member

                                          GREENWAY PARTNERS, L.P.

                                            By: Greenhouse Partners, L.P.,
                                               its general partner


                                            By: /s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               General Partner

                                          GREENTREE PARTNERS, L.P.

                                            By: Greenhut, L.L.C.,
                                               its general partner


                                            By: /s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member

                                          GREENHOUSE PARTNERS, L.P.

                                            By: /s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               General Partner

                                          GREENHUT, L.L.C.

                                            By: /s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member

                                          GREENBELT CORP.

                                            By: /s/ Alfred D. Kingsley
                                              -------------------------------
                                               Alfred D. Kingsley
                                               President

                                          GREENSEA OFFSHORE, L.P.

                                            By: Greenhut Overseas, L.L.C.,
                                               its investment general partner

                                            By: /s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member

                                          GREENHUT OVERSEAS, L.L.C.

                                            By: /s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member

                                            By: /s/ Alfred D. Kingsley
                                              -------------------------------
                                               Alfred D. Kingsley

                                            By: /s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein

                                          GREENMARINE HOLDINGS LLC

                                            By: /s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Title: Member

                                          GREENMARINE ACQUISITION CORP.

                                            By: /s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Title: Vice-President

                                          QUANTUM INDUSTRIAL HOLDINGS LTD.

                                            By: /s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                          QUANTUM INDUSTRIAL PARTNERS LDC

                                            By: /s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                          QIH MANAGEMENT INVESTOR, L.P.

                                            By: QIH Management, Inc.,
                                               its General Partner

                                              By: /s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Vice President

                                          QIH MANAGEMENT, INC.

                                            By: /s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Vice President

                                          SOROS FUND MANAGEMENT LLC

                                            By: /s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Assistant General Counsel

                                          GEORGE SOROS

                                            By: /s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                          STANLEY F. DRUCKENMILLER

                                            By: /s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                          QUASAR INTERNATIONAL FUND N.V.

                                            By: /s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                          QUASAR INTERNATIONAL PARTNERS C.V.

                                            By: /s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                          QUASAR STRATEGIC PARTNERS LDC

                                            By: /s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit                                          Description                                           Page No.
-------                                          -----------                                           --------
 (a)(1)     Offer to Purchase, dated August 8, 1997.                                                     --

 (a)(2)     Letter of Transmittal                                                                        --

 (a)(3)     Letter from Greenmarine Acquisition Corp. to Brokers, Dealers, Commercial Banks,
            Trust Companies and Other Nominees                                                           --

 (a)(4)     Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
            to Clients                                                                                   --

 (a)(5)     Notice of Guaranteed Delivery                                                                --

 (a)(6)     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.       --

 (a)(7)     Summary Announcement, dated August 8, 1997                                                   --

 (a)(8)     Press Release issued by Purchaser on August 7, 1997.                                         --

 (b)(1)     Financing Commitment Letter, dated August 7, 1997, among Purchaser and American
            Financial Group, Inc.                                                                        --

 (c)(1)     Operating Agreement of Greenmarine Holdings LLC dated August 7, 1997 by and
            among the Members signatory thereto.                                                         --

 (d)        None.                                                                                        --

 (e)        Not applicable.                                                                              --

 (f)        Not applicable.                                                                              --

